Exhibit 99.2

Hallador Energy Company

Unaudited Pro Forma Condensed Combined Financial Information

On February 14, 2022, Hallador Energy Company (“Hallador” or the “Company”), through its subsidiary Hallador Power Company, LLC, a Delaware limited liability company, signed an Asset Purchase Agreement (“APA”), with Hoosier Energy Rural Electric Cooperative, Inc. (“Seller” or “Hoosier”), a rural electric membership corporation organized and existing under the laws of the state of Indiana. Pursuant to the APA, the Company acquired the Merom one gigawatt powerplant located on 800 acres in Sullivan County, Indiana, (the “Merom Station”), along with: equipment and machinery in the Merom Station; materials inventory; a coal combustion certified coal ash landfill; and coal inventory (collectively, the “Merom Station Acquisition”). The Company completed the Merom Station Acquisition on October 21, 2022 pursuant to the APA.

The consideration for the Merom Station Acquisition includes the assumption of certain liabilities as set forth in the APA relating to the powerplant’s closure and post-closure remediation, valued at approximately $7.2 million. In addition, consideration for the Merom Station Acquisition includes the purchase of approximately $17.0 million in coal inventory on hand, with an initial payment of $5.4 million and subsequent periodic payments over time, subject to post-close adjustments based on actual on-site inventories. Contemporaneous with entering into the APA, Hallador and Hoosier also executed a Power Purchase Agreement (“PPA”), with a liability fair value of $184.5 million, a coal purchase agreement, with an asset fair value of $34.3 million and a capacity payment reduction agreement, with a liability fair value of $11.0 million. The PPA, coal purchase agreement and capacity payment reduction agreement are also included as consideration for the Merom Plant Acquisition.

The unaudited proforma financial statements combine the historical results of Hallador for the annual period ended December 31, 2022 with the unaudited results of Hoosier for the period ended September 30, 2022. Financial results for the period October 1, 2022 through the Merom Station Acquisition date of October 21, 2022, have been excluded as such amounts were not deemed material to the unaudited pro forma condensed combined statement of operations taken as a whole.

The Merom Station Acquisition was accounted for as an asset acquisition in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The fair value of the consideration and the allocation of that amount to the underlying assets acquired is recorded on a relative fair value basis. Additionally, costs directly related to the Merom Station Acquisition are capitalized as a component of the purchase price. The unaudited pro forma condensed combined financial statements presented herein have been prepared to reflect the transaction accounting adjustments to Hallador’s historical condensed consolidated financial information in order to account for the Merom Station Acquisition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives effect to the Merom Station Acquisition as if it had been completed on January 1, 2022. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the Merom Station Acquisition occurred on the dates noted above, nor is it necessarily indicative of future consolidated results of operations. Future results may vary significantly from the results reflected because of various factors. In Hallador’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined statement of operations have been made.

The unaudited pro forma condensed combined statement of operations does not reflect the benefits of potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation or other factors that may result from the Merom Station Acquisition and, accordingly, does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined statement of operations has been developed from and should be read in conjunction with:

•	The audited consolidated financial statements and accompanying notes of Hallador contained in Hallador’s Annual Report on Form 10-K for the year ended December 31, 2022; and

•	The unaudited condensed carve-out financial statements and related notes of the Merom Generating Station (a component of Hoosier Energy Rural Electric Cooperative, Inc.) as of September 30, 2022 and December 31, 2021 and for the nine months ended September 30, 2022 and 2021, included elsewhere in this filing.

Hallador Energy Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands)

	Historical		Transaction Accounting Adjustments
	Hallador	Merom Station	Conforming and Reclassifications		Merom Station Acquisition		Pro Forma Combined
SALES AND OPERATING REVENUES:
Coal sales	$289,376	$—	$—		$—		$289,376
Electric sales	66,252	—	256,490	(a)	—		322,742
Operating revenue	—	256,490	(256,490	)(a)	—		—
Other revenues	6,363	—	—		—		6,363
Total sales and operating revenues	361,991	256,490	—		—		618,481

OPERATING EXPENSES:
Operating expenses	266,608	—	196,126	(a)	—		462,734
Fuel	—	142,373	(142,373	)(a)	—		—
Other production expenses	—	31,901	(31,901	)(a)	—		—
Maintenance	—	21,852	(21,852	)(a)	—		—
Depreciation, depletion and amortization	46,875	26,035	—	(a)	(12,468	)(c)	60,442
Asset retirement obligations accretion	1,010	—	297	(a)	78	(c)	1,385
Exploration costs	651	—	—		—		651
Administrative and general	—	9,071	(9,071	)(a)	—		—
General and administrative	16,417	—	9,071	(a)	—		25,488
Total operating expenses	331,561	231,232	297		(12,390)		550,700

INCOME FROM OPERATIONS	30,430	25,258	(297)		12,390		67,781

Interest expense	(11,012)	(17,029)	17,029	(b)	—		(11,012)
Other fixed charges and amortization of debt expense	—	(541)	244	(b)	—		—
			297	(a)
Other nonoperating expense	—	(116)	116	(b)	—		—
Nonoperating post-employment benefits-net	—	(255)	255	(b)	—		—
Equity method investment income	443	—	—		—		443
INCOME BEFORE INCOME TAXES	19,861	7,317	17,644		12,390		57,212

INCOME TAX EXPENSE:
Current	—	—	—		9,300	(d)	9,300
Deferred	1,756	—	—		—		1,756
Total income tax expense	1,756	—	—		9,300		11,056

NET INCOME	$18,105	$7,317	$17,644		$3,090		$46,156

NET INCOME PER SHARE:
Basic	$0.57					(e)	$1.44
Diluted	$0.55					(e)	$1.39

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	32,043						32,043
Diluted	33,649						33,649

Hallador Energy Company

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined statement of operations was prepared based on the historical financial statements of Hallador and the historical carve-out financial statements of the Merom Station. The Merom Station Acquisition was accounted for as an asset acquisition in accordance with ASC 805.

Presented in the unaudited pro forma condensed combined statement of operations is the impact of the Merom Station Acquisition. Certain acquisition adjustments have been made in order to show the effects of the Merom Station Acquisition in the unaudited pro forma condensed combined statement of operations. Financial results for the period October 1, 2022 through the Merom Station Acquisition date of October 21, 2022, have been excluded as such amounts were not deemed material to the unaudited pro forma condensed combined statement of operations taken as a whole.

The unaudited pro forma condensed combined statement of operations and related notes are presented for illustrative purposes only. If the Merom Station Acquisition and other transactions contemplated herein had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined statement of operations should not be relied upon as an indication of operating results that the Company would have achieved if the Merom Station Acquisition and other transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma condensed combined statement of operations and should not be relied upon as an indication of the future results the Company.

The unaudited pro forma condensed combined statement of operations does not reflect the benefits of potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation or other factors that may result from the Merom Station Acquisition and, accordingly, does not attempt to predict or suggest future results. In addition, Hallador did not include a transaction accounting adjustment for ASC 842, Leases, for the Merom Station as the adoption of this standard is not expected to be material. In Hallador’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined statement of operations have been made.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 was prepared assuming the Merom Station Acquisition occurred on January 1, 2022.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments are based on available information and certain estimates and assumptions that Hallador believes provide a reasonable basis for presenting the significant effects of the Merom Station Acquisition. General descriptions of the pro forma adjustments are provided below.

Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments were made in the preparation of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022:

(a)	Represents adjustments to conform Merom Station’s presentation of certain revenues and costs to the presentation of Hallador.

(b)	Represents adjustments to remove Merom Station’s interest expense as debt was not assumed by Hallador as part of the Merom Station Acquisition and adjustments to remove expenses associated with Merom Station’s post-retirement benefit plan, which was also not assumed by Hallador as part of the Merom Station Acquisition.

(c)	Represents depreciation, depletion, and amortization expense resulting from the change in basis of property and equipment acquired and accretion expense from new asset retirement obligations recognized as a result of the Merom Station Acquisition. The depreciation adjustment was calculated using an approximate 9-year useful life.

(d)	Represents the application of Hallador’s statutory tax rate of 24.9% to the pre-tax amount of the Merom Station Acquisition and pro forma adjustments.

(e)	The following table reconciles historical and pro forma basic and diluted earnings per share for the year ended December 31, 2022 (in thousands, except per share amounts):

	Year Ended
	December 31, 2022
	Historical	Pro Forma
Basic earnings per common share:
Net income - basic	$18,105	$46,156
Weighted average shares outstanding - basic	32,043	32,043
Basic earnings per common share	$0.57	$1.44
Diluted earnings per common share:
Net income - basic	$18,105	$46,156
Add: Convertible Notes interest expense, net of tax	527	527
Net income - diluted	$18,632	$46,683

Weighted average shares outstanding - basic	32,043	32,043
Add: Dilutive effects of if converted Convertible Notes	1,398	1,398
Add: Dilutive effects of Restricted Stock Units	208	208
Weighted average shares outstanding - diluted	33,649	33,649

Diluted net income per share	$0.55	$1.39